EXHIBIT 99.1

Index to consolidated financial statements of Prosensa Holding N.V. in liquidatie

Report of Independent Registered Public Accounting Firm

To Management Board and shareholders of Prosensa Holding N.V. in liquidatie

In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of comprehensive income, changes in equity and cash flows present fairly, in all material respects, the financial position of Prosensa Holding N.V.in liquidatie and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Emphasis on liquidation of the company

As described in note 2.1, the company has transferred all the assets and liabilities following the acquisition by Biomarin and the legal entity is in liquidation. Our opinion is not qualified in respect of this matter.

/s/ PricewaterhouseCoopers Accountants N.V.

PricewaterhouseCoopers Accountants N.V.

Utrecht, The Netherlands

April 30, 2015

Consolidated statement of comprehensive income

				December 31,
	Note	2014	2013	2012
		€ (‘000 except per share data)
License revenue	19	14,695	5,626	5,726
Collaboration revenue	19	60	3,312	2,127
Total revenue		14,755	8,938	7,853
Other income	20	741	560	174
Research and development expense	22	(31,990)	(18,460)	(14,393)
General and administrative expense	23	(25,897)	(7,734)	(4,023)
Other (losses)/gains - net	25	(23)	112	49
Operating loss		(42,414)	(16,584)	(10,340)
Finance income	26	824	645	796
Finance costs	26	(1,493)	(665)	(348)
Finance (costs)/income - net		(669)	(20)	448
Net loss		(43,083)	(16,604)	(9,892)
Other comprehensive income		-	-	-
Total comprehensive loss*		(43,083)	(16,604)	(9,892)
Loss per share from operations attributable to the equity holders of the Company during the period (in € per share)
Basic and diluted loss per share	28	(1.20)	(0.51)	(0.37)

* Total comprehensive loss is fully attributable to equity holders of the Company

The notes are an integral part of these consolidated financial statements.

Consolidated balance sheet

€ (‘000)		As of December 31,
	Note	2014	2013
Assets
Non-current assets
Leasehold improvements and equipment	6	1,910	2,177
Intangible assets	7	1,058	758
Other financial assets	8,11	89	289
Total non-current assets		3,057	3,224
Current assets
Trade and other receivables	8,9,13	2,724	4,403
Prepayments	12	1,381	931
Cash and cash equivalents	8,9,14	90,703	82,232
Total current assets		94,808	87,566
Total assets		97,865	90,790

Equity and liabilities
Equity attributable to owners of the parent
Share capital		361	359
Share premium		119,548	119,222
Other reserves		5,977	2,123
Accumulated deficit		(58,494)	(41,890)
Unappropriated earnings		(43,083)	(16,604)
Total equity	15	24,309	63,210
Liabilities
Non-current liabilities
Borrowings - non-current portion	8,18	6,722	7,630
Other non-current payables	17	677	-
Derivative financial instruments	10	-	22
Deferred revenue/income	19,20	81	10,852
Total non-current liabilities		7,480	18,504
Current liabilities
Borrowings - current portion	8,18	42,652	191
Derivative financial instruments	10	-	8
Trade and other current payables	8,17	22,910	5,150
Deferred revenue/income	19,20	514	3,727
Total current liabilities		66,076	9,076
Total liabilities		73,556	27,580
Total equity and liabilities		97,865	90,790

The notes are an integral part of these consolidated financial statements.

Consolidated statement of changes in equity

€ (‘000)	Common Share capital	Class O Share capital	Class A Share capital	Class B Share capital	Total Share capital	Share premium	Other reserves	Accumulated deficit	Unappropriated earnings	Total equity
Balance at January 1, 2014	359	-	-	-	359	119,222	2,123	(41,890)	(16,604)	63,210
Net loss	-	-	-	-	-	-	-	-	(43,083)	(43,083)
Appropriation of result	-	-	-	-	-	-	-	(16,604)	16,604	-
Share-based payments	-	-	-	-	-	-	3,543	-	-	3,543
Proceeds from shares issued	2	-	-	-	2	326	-	-	-	328
Convertible financial instrument	-	-	-	-	-	-	311	-	-	311
Balance at December 31, 2014	361	-	-	-	361	119,548	5,977	(58,494)	(43,083)	24,309

Balance at January 1, 2013	35	7	74	175	290	56,118	1,056	(31,998)	(9,892)	15,574
Net loss	-	-	-	-	-	-	-	-	(16,604)	(16,604)
Appropriation of result	-	-	-	-	-	-	-	(9,892)	9,892	-
Share-based payments	-	-	-	-	-	-	1,067	-	-	1,067
Proceeds from shares issued	69	-	-	-	69	63,958	-	-	-	64,027
Share issuance cost	-	-	-	-	-	(854)	-	-	-	(854)
Conversion preference shares	256	(7)	(74)	(175)	-	-	-	-	-	-
Balance at December 31, 2013	359	-	-	-	359	119,222	2,123	(41,890)	(16,604)	63,210

Balance at January 1, 2012	31	7	74	84	195	33,557	876	(20,419)	(11,579)	2,630
Net loss	-	-	-	-	-	-	-	-	(9,892)	(9,892)
Appropriation of result	-	-	-	-	-	-	-	(11,579)	11,579	-
Share-based payments	-	-	-	-	-	-	180	-	-	180
Proceeds from shares issued	4	-	-	91	95	22,937	-	-	-	23,032
Share issuance cost	-	-	-	-	-	(376)	-	-	-	(376)
Balance at December 31, 2012	35	7	74	175	290	56,118	1,056	(31,998)	(9,892)	15,574

The notes are an integral part of these consolidated financial statements.

Consolidated statement of cash flows

€ (‘000)		Year ended December 31,
	Note	2014	2013	2012
Cash flows from operating activities
Net loss		(43,083)	(16,604)	(9,892)
Adjustments for:
- Amortization/depreciation	6,7	1,291	1,203	1,165
- Costs employee share option plan	16	3,543	1,067	180
- Reversal finance cost/(income), net	26	734	20	(448)
- Changes in the fair value of derivatives		(92)	(18)	(5)
- Changes in trade and other receivables	12,13	1,194	(2,751)	(745)
- Changes in trade and other payables	17	18,334	28	(990)
- Currency effect (outstanding) receivables and payables		23	(133)	(141)
- Changes in deferred revenue	19	(13,984)	(5,523)	6,680
		(32,040)	(22,711)	(4,196)
Interest received		708	790	546
Interest paid		(31)	(47)	(75)
Cash (used in)/generated from operating activities		(31,363)	(21,968)	(3,725)
Cash flows from investing activities
Purchases of tangible fixed assets	6	(630)	(605)	(182)
Purchases of intangible assets	7	(614)	(121)	(198)
Decrease of other financial assets	11	200	300	53
Net cash (used in)/generated from investing activities		(1,044)	(426)	(327)
Cash flows from financing activities
Proceeds from issuance of share capital	15	328	64,027	23,032
Issuance cost deducted from share premium	15	-	(854)	(376)
Proceeds from borrowings	18	40,955	1,052	3,853
Redemption financial lease	18	(91)	(248)	(432)
Repayments of borrowings	18	(400)	(100)	(100)
Net cash (used in)/generated from financing activities		40,792	63,877	25,977
Net increase/(decrease) in cash and cash equivalents		8,385	41,483	21,925
Currency effect cash and cash equivalents		86	11	70
Cash and cash equivalents at beginning of the period		82,232	40,738	18,743
Cash and cash equivalents at end of the period	14	90,703	82,232	40,738
Restricted cash	11	-	200	500

The notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements

1.	General information

Prosensa Holding N.V. in liquidatie (together with its subsidiaries referred to as the Company here from), BioMarin Falcons B.V. and BioMarin Pharmaceutical Inc. have entered into a purchase agreement dated November 23, 2014 (the Purchase Agreement). Pursuant to the Purchase Agreement, BioMarin Falcons B.V. together with BioMarin Giants B.V. has made a tender offer (the Offer) for all the outstanding ordinary shares with a nominal value of € 0.01 in exchange for:

(i)	USD 17.75 per Share, in cash, without interest (the Cash Consideration) and

(ii)

one contingent value right (a CVR) which shall represent the right to receive the Milestone Payments, if any, at the times provided for in the Contingent Value Rights Agreement, per Share, without interest.

Approximately 96.76% of Prosensa Holding’s Shares have been purchased by BioMarin Falcons B.V. and BioMarin Giants B.V. (‘purchasers’), pursuant to the tender offer completed on January 15, 2015 including the extended Offer period ended January 29, 2015.

Simultaneously with the entering into the Purchase Agreement, the management board and the supervisory board have resolved to approve the sale and transfer of the Company’s all assets and liabilities to BioMarin Falcons B.V. (the Purchaser). At an extraordinary general meeting of shareholders held on January 13, 2015, the shareholders of the Company have approved, among other things, the sale and transfer of all the assets and liabilities of the Company to the Purchaser and the dissolution (ontbinding) and subsequent liquidation (vereffening) of the Company in accordance with article 2:19 of the Dutch Civil Code. Following the closing of the Offer and the Subsequent Offer Period, the Parties after due and careful consideration have decided to pursue the Asset Sale. On February 5, the Company and BioMarin Falcons B.V. signed an asset sale agreement (‘sale agreement’) for the sale of all assets and liabilities of the Company, which assets and liabilities encompass all business of the Company. The Company went into liquidation on February 12, 2015, immediately following the closing of the sale of the Business to BioMarin Falcons B.V.

On February 11, 2015, the Company filed a Form 25, Notification of Removal from Listing and/or Registration, under Section 12(b) of the Securities Exchange Act of 1934 with the SEC in order to voluntarily delist the shares from the NASDAQ Global Select Market, which became effective 10 days after filing. NASDAQ suspended trading of the shares after the market closed on February 11, 2015.

On February 12, 2015, the Liquidator has paid out an amount of USD 17.75 plus one CVR per share to the holders of 36,141,379 outstanding shares in the Company, less any applicable Dutch withholding tax (which will be duly declared and paid to the Dutch tax authorities). The settlement was funded from the amounts paid or made available by the Purchaser to the Company under the sale agreement. This distribution concerned an advance liquidation distribution at 100% of the net proceeds of the sale of the Company’s business. Following the sale and transfer of the Business, there are no outstanding liabilities of the Company related to the Business, nor are there any other liabilities of the Company that have not been transferred or adequately provided for. Under the sale agreement, Purchaser will be entitled to any amount that would remain of these advances after completion of the liquidation process.

Until February 12, 2015, the activities of the Company primarily consisted of developing innovative, RNA-based therapeutics for the treatment of genetic disorders. The Company was incorporated and domiciled in the Netherlands. The address of its registered office was J.H. Oortweg 21, Leiden. Prosensa Holding N.V. was the ultimate parent of the following group of entities:

1.Prosensa Therapeutics B.V. (100%);

2.Prosensa Technologies B.V. (100%);

3.Polybiotics B.V. (100%); and

4.Prosensa Inc. (100%)

Effective January 12, 2014, GlaxoSmithKline (GSK) and the Company mutually agreed to terminate the Research and Development Collaboration and License agreement (the research and collaboration agreement) entered into on October 6, 2009. As of the effective date, the Company regained all rights for the development and commercialization of drisapersen, PRO044 and other applicable compounds in its Duchenne muscular dystrophy (“DMD”) portfolio.

The Management Board approved the consolidated financial statements for issuance on April 30, 2015. The Management Board has been duly authorized to do so by the Company’s owners. The Company will not hold any shareholder’s meetings after issue of these financial statements.

2. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1 Basis of preparation

The consolidated financial statements of the Company have not been prepared on a going concern basis due to the reorganization of the Company as a result of the BioMarin acquisition. The Company is currently in liquidation and will cease to exist. As the Company transferred all of the assets and liabilities to another legal entity which is part of the Biomarin group and the fair value of the assets exceeded their carrying amounts, no adjustments were made to the accompanying financial statements as a result of the transfer.

The consolidated financial statements of Prosensa have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). There are no material differences between IFRS as adopted by the European Union and IFRS as issued by the IASB. The consolidated financial statements have been prepared under the historical cost convention, as modified by derivative instruments at fair value through profit or loss.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 4.

2.2 Changes in accounting policy and disclosures

(a) New and amended standards adopted by the Company

The following standards and amendments to standards became effective for annual periods on January 1, 2014, and have been adopted by the Company in the preparation of the consolidated financial statements:

•	Amendment to IAS 32 Financial instruments: presentation

•	Amendment to IAS 36 Impairment of Assets

•	Amendment to IAS 39 Financial Instruments

•	IFRIC 21 Levies

The adoption of these new standards and amendments to standards had an immaterial effect on the Company’s financial position and results of operations in the periods presented.

(b) New standards and interpretations not yet adopted by the Company

IFRS 15 “Revenue from contracts with customers” is effective as from January 1, 2017 with a retrospective effect and could have a significant effect on the consolidated financial statements of the Company. IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The Company has not early adopted IFRS 15 and has yet to assess IFRS 15’s full impact.

IFRS 9, ‘Financial instruments’, addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014. It replaces the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retains but simplifies the mixed measurement model and establishes three primary measurement categories for financial assets: amortized cost, fair value through OCI and fair value through P&L. The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss with the irrevocable option at inception to present changes in fair value in OCI not recycling. There is now a new expected credit losses model that replaces the incurred loss impairment model used in IAS 39. For financial liabilities there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income, for liabilities designated at fair value through profit or loss. IFRS 9 relaxes the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests. It requires an economic relationship between the hedged item and hedging instrument and for the ‘hedged ratio’ to be the same as the one management actually use for risk management purposes. Contemporaneous documentation is still required but is different to that currently prepared under IAS 39. The standard is effective for accounting periods beginning on or after 1 January 2018. Early adoption is permitted. The Company has not early adopted IFRS 9 and has yet to assess IFRS 9’s full impact.

There are no other standards which are currently available for early adoption which are expected to have a significant effect on the consolidated financial statements of the Company

2.3 Convertible notes

Convertible notes that can be converted into share capital at the option of the holder (see note 18) are accounted for as compound financial instruments comprised of the notes and a conversion option. If the number of shares to be issued upon conversion varies with changes in the fair value of the underlying shares, the conversion option is classified as a financial liability. The conversion option is recognized initially at fair value (see note 3.3) and is re-measured at each reporting date with changes recognized in the consolidated statement of comprehensive income. The notes are initially recognized at fair value and are subsequently measured at amortized cost. Any difference between the proceeds of the convertible notes issuance (net of transaction costs) and the redemption value is recognized in the income statement over the term of the notes using the effective interest method. The equity component of a compound financial instrument is initially recognized at fair value and not re-measured subsequent to initial recognition.

2.4 Consolidation

Subsidiaries are all entities over which the Company has control. The Company controls an entity when the Company is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated. When necessary amounts reported by subsidiaries have been adjusted to conform with the Company’s accounting policies.

2.5 Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Euro (‘€’), which is the Company’s functional and presentation currency.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within ‘finance income or cost.’ All other foreign exchange gains and losses are presented in the income statement within ‘other (losses)/gains - net.’

2.6 Notes to the cash flow statement

The cash flow statement has been prepared using the indirect method. The cash disclosed in the cash flow statement is comprised of cash and cash equivalents. Cash comprises cash on hand and demand deposits. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. Cash flows denominated in foreign currencies have been translated at the average exchange rates. Exchange differences, if any, affecting cash items are shown separately in the cash flow statement. Interest paid and received, dividends received and income tax are included in the cash from operating activities.

2.7 Leasehold improvements and equipment

Leasehold improvements and equipment comprise mainly leasehold improvements, laboratory equipment and other office equipment. Leasehold improvements and equipment are stated at historical cost less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Depreciation on leasehold improvements and equipment is calculated using the straight-line method to allocate their cost over their estimated useful lives, as follows:

Leasehold improvements are depreciated over the shorter of the expected lease term for the buildings the assets relate to or the estimated useful life.

Leasehold improvements	5-10 years
Laboratory equipment	3-5 years
Office equipment	3-5 years

Tangible fixed assets that are leased under a finance lease are depreciated over the shorter of the lease term or their estimated useful lives unless there is reasonable certainty that the Company will obtain ownership at the end of the lease term, in which case the assets are depreciated over their estimated useful lives.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (note 2.9). The impairment is recognized through operating income and loss.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within other (losses)/gains-net in the income statement.

2.8 Intangible assets

Intangible assets comprise mainly acquired patents, licenses and software. Intangible assets are initially measured at acquisition cost or production cost, including any directly attributable costs of preparing the asset for its intended use. Amortization begins when an asset is available for use and amortization is calculated using the straight-line method to allocate their cost over their estimated useful lives, as follows:

Patents & licenses	10 years or period till patent or license expires
Software	3-5 years

The Company only owns intangible assets with finite useful lives.

Intangible assets are carried at cost less accumulated amortization and accumulated impairment losses. The useful lives of intangible assets are reviewed at each reporting date. The effect of any adjustment to useful lives is recognized prospectively as a change of accounting estimate.

Amortization of intangible assets is recognized on the relevant line of the income statement according to the purpose for which the asset is used.

Research and development

Research expenses are recognized as expenses when incurred. Costs incurred on development projects are recognized as intangible assets as of the date as of which it can be established that it is probable that future economic benefits attributable to the asset will flow to the Company considering its technological and commercial feasibility. This is generally the case when regulatory approval for commercialization is achieved and costs can be measured reliably. Given the current stage of the development of the Company’s products, no development expenditures have yet been capitalized. Intellectual property-related costs for patents are part of the expenditure for the research and development projects. Therefore, registration costs for patents are expensed when incurred as long as the research and development project concerned does not meet the criteria for capitalization.

2.9 Impairment of non-financial assets

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss is recognized as the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets that were previously impaired are reviewed for possible reversal of the impairment at each reporting date.

2.10 Other financial assets

Classification

The Company classifies its financial assets in the following categories: a) Financial assets at fair value through profit and loss, and b) Loans and receivables.

The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition.

a) Financial assets at fair value through profit and loss

Derivative instruments are categorized in this category as the Company currently does not apply hedge accounting (note 2.14). Assets in this category are classified as current assets if expected to be settled within 12 months, otherwise they are classified as non-current.

b) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period. These are classified as non-current assets. The Company’s loans and receivables comprise ‘trade and other receivables’ as well as ‘other financial assets’ which relate to lease deposits on the balance sheet.

2.11 Recognition and measurement

Regular purchases and sales of financial assets are recognized on the trade-date-the date on which the Company commits to purchase or sell the asset. Financial assets carried at fair value through profit or loss are initially recognized at fair value, and transaction costs are expensed in the income statement. Financial assets at fair value through profit or loss are subsequently carried at fair value. Loans and receivables are subsequently carried at amortized cost using the effective interest method. Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership.

Gains or losses arising from changes in the fair value of the ‘financial assets at fair value through profit or loss’ category are presented in the income statement within finance income-net -in the period in which they arise.

2.12 Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the company or the counterparty.

2.13 Impairment of financial assets

Loans and receivables

The Company assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. Impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a loss event) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.

The criteria the Company uses to determine if there is objective evidence of an impairment loss include:

•significant financial difficulty of the obligor;

•a breach of contract, such as a default or delinquency in payments;

•the Company, for economic or legal reasons relating to the counterparty’s financial difficulty, granting to the counterparty a concession that the Company would not otherwise consider; or

•it becomes probable that the counterparty will enter bankruptcy or other financial reorganization.

The amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced directly. The amount of the loss is recognized in the consolidated income statement.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated income statement.

2.14 Derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The resulting gain or loss is recognized in the consolidated income statement as the Company currently does not apply hedge accounting.

2.15 Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out (FIFO) method. The cost of finished goods and work in progress comprises manufacturing design and validation costs, raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). It excludes borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

All inventories are used in research and development activities and have no alternative use, consequently they are valued at nil due to the uncertainty that future economic benefits will flow to the Company from their use.

2.16 Trade receivables

Trade receivables are amounts due from customers for license fee payments or services performed in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets. Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment, if any.

2.17 Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held at call with banks and current accounts with banks. Cash equivalents are short-term, liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. Cash balances which are not freely available for use are classified as restricted cash as a component of other financial assets (note 11).

2.18 Equity

The Company classifies an instrument, or its component parts, on initial recognition as a financial liability or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability and an equity instrument.

An instrument is classified as a financial liability when it is either (i) a contractual obligation to deliver cash or another financial asset to another entity or to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the Company; or (ii) a contract that will or may be settled in the Company’s own equity instruments and is a non-derivative for which the Company is or may be obliged to deliver a variable number of the Company’s own equity instruments or a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the Company’s own equity instruments.

An equity instrument is defined as any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. An instrument is an equity instrument only if the issuer has an unconditional right to avoid settlement in cash or another financial asset.

Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction from the proceeds, net of tax.

Preference shares

A financial instrument or its component parts are classified on initial recognition as a financial liability or a financial asset or an equity instrument in accordance with the substance of the contractual arrangement and the definitions of a financial liability or a financial asset and an equity instrument.

In previous years the Company issued three classes of preference shares, Class A, Class B and Class O shares.

a) Class A and Class B preference shares

Class A and Class B shares had a dividend preference over ordinary shares and Class O shares. In addition Class A and Class B shares had an anti-dilution protection that is not applicable for Class O and ordinary Shares. The anti-dilution protection was under the full control of the Company and did not affect the equity classification of the Class A and Class B shares.

Dividends paid on the preference shares were treated as profit appropriation.

b) Class O preference shares

Class O shares had a dividend preference over ordinary shares. Class O shares qualified as equity.

Pursuant to the Shareholders’ Agreement all of the outstanding preferred shares converted into ordinary shares upon the consummation of the IPO with a conversion rate of one-to-one.

2.19 Trade and other payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Other payables include accruals for employee and other operating costs incurred in the ordinary course of business. Other payables are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer).

2.20 Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method. Borrowings (and financial liabilities in general) are derecognized when the Company’s contractual obligations are discharged, they cancel or expire.

The Company has obtained loans from various governmental and non-profit groups. To encourage research and development, the Company obtained certain loans that generally bear an interest rate below the market interest rate, considered by the Company to be 12% over the last five years. The difference between fair value of the loans and the notional amount of the loans at inception is treated as a donation received for certain research performed by the Company and is deferred and recognized as Other income during the periods during which expenses are incurred.

Certain loans from patient organizations have no fixed redemption schemes and repayment is due when certain pre-determined milestones are met. A change in estimate on the redemption date has an impact on the borrowing value at each subsequent balance sheet date. The borrowing value at a certain date equals the discounted value of the redemption using the effective interest rate. The impact of the change in estimate is reflected as financial expenses.

2.21 Current and deferred income tax

The tax expense for the period comprises current and deferred tax. Tax effects are recognized in the income statement, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax basis of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit and loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax is provided on temporary differences arising on investments in, except where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.22 Employee benefits

(a) Pension obligations

The Company operates a defined contribution pension plan for all employees funded through payments to an insurance company. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods. The contributions are recognized as employee benefit expense when they are due. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in the future payments is available.

(b) Termination benefits

Termination benefits are payable when employment is terminated by the Company before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Company recognizes termination benefits when it is demonstrably committed to either: terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal; or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after the end of the reporting period are discounted to their present value.

(c) Bonus plans

The Company recognizes a liability and an expense for bonus plans if contractually obliged or if there is a past practice that has created a constructive obligation.

2.23 Share-based payments

The Company operates equity-settled share-based compensation plans, under which it receives services from managing directors, supervisory directors and selected employees as consideration for equity instruments (options or restricted shares) of the Company. The fair value of these equity instruments granted in exchange for the employee services received is recognized as an expense against a credit in equity. The total amount to be expensed is determined by reference to the grant date fair value of the equity instruments granted:

•	including any market performance conditions;
•	excluding the impact of any service and non-market performance vesting conditions; and
•	including the impact of any non-vesting conditions.

Vesting conditions are included in assumptions about the number of equity instruments that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. At the end of each reporting period, the Company revises its estimates of the number of equity instruments that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to previous estimates, if any, in the income statement, with a corresponding adjustment to equity.

If the terms of an equity-settled award are modified at a minimum an expense is recognized as if the terms had not been modified. An additional expense is recognized for any modification that increases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee as measured at the date of modification.

Where the Company is receiving employee services in a share-based payment transaction settled by a shareholder, it measures the services received as an equity-settled share-based payment transaction. The fair value of employee services received, measured by reference to the grant date fair value, is recognized over the vesting period with a corresponding adjustment to equity.

In 2012 the Company granted equity-settled options to members of the Management Board, subject to vesting only upon a liquidity event such as a change of control of the Company or an IPO and are further subject to continued employment conditions until the date such an event occurs. The number of options that vest will depend on the share price development following the IPO. This market performance condition is included in the fair value of the options granted.

As from the date such a liquidity event is deemed to be probable, the fair value is recognized as an expense over the estimated vesting period, taking into account the services received during the period from the grant date.

The Company’s share-based compensation plans qualify as equity-settled share-based payment transactions. When the options are exercised, the Company issues new shares. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

The social security contributions payable by the Company in connection with the vesting of the share options or restricted shares is considered an integral part of the grant itself, and the charge will be treated as a cash-settled transaction. Normally, the maximum social security charge of an employee that receives option grants is already met and no additional social security charges are due.

2.24 Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of licenses and services in the ordinary course of the Company’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Company.

The Company recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the Company’s activities as described below. The Company bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

License revenue

License revenue can comprise upfront payments and milestone payments.

a) Upfront payments

Non-refundable upfront licensing fees and certain guaranteed, time-based payments that require continuing involvement in the form of research and development, manufacturing or other efforts by the Company are recognized in the period of the expected performance.

Upon signing of the Research & Development and Collaboration & License agreement with GlaxoSmithKline (“GSK”) the Company received €17.2 million (£16.0 million) as a non-refundable upfront payment. The expected performance was deemed to occur on a straight line basis over a 5 year period. The Company was obliged, until the termination of the agreement in January 2014, to provide research and development services regarding certain pre-defined programs in the agreement. Other upfront payments received from GSK have been recognized by reference to the stage of completion of the underlying agreement at the balance sheet date (also referred to as percentage of completion method) whenever the rendering of services under a license revenue agreement could be estimated reliably.

The rendering of services can be estimated reliably when, in addition to general conditions mentioned further above, the following conditions are met:

•	stage of completion of the transaction at the balance sheet date can be measured reliably; and
•	costs incurred for the transaction and the costs to complete the transaction can be measured reliably.

When the above criteria are not met, revenue arising from the rendering of services is recognized only to the extent of the expenses recognized that are recoverable (cost-recovery approach). Costs under these types of arrangements are expensed as incurred and therefore the pattern of cost recognition may be different than revenue recognition.

b) Milestone payments

Milestone payments are contingent upon the achievement of contractually stipulated targets. The achievement of these milestones depended largely on meeting specific requirements laid out in the GSK collaboration agreement, so the related revenue was only recognized once substantive services had been performed in relation to the payment and contractual milestones had been fully achieved and confirmed by the counterparty (note 19).

Collaboration revenue

Collaboration revenue from contracts, typically from delivering research and development services, which may or may not be related to a licensing agreement, is recognized on the basis of labor hours delivered at the contractual full time employee rates.

Cost reimbursements to which the Company is entitled to under certain agreements are recognized in the income statement in the same period of the recorded cost they intend to compensate. When the reimbursable costs are not yet invoiced these amounts are included as a component of trade and other receivables on the balance sheet.

Interest income

Interest income is recognized using the effective interest method. When a loan and receivable is impaired, the Company reduces the carrying amount to its recoverable amount, being the estimated future cash flow discounted at the original effective interest rate of the instrument, and continues unwinding the discount as interest income. Interest income on impaired loan and receivables are recognized using the original effective interest rate.

2.25 Government grants

The Company receives certain government grants, which support its research effort in defined projects. These grants generally provide for reimbursement of approved costs incurred as defined in the respective grants. Income in respect of grants also includes contributions towards the costs of research and development. Income is recognized when costs under each grant are incurred in accordance with the terms and conditions of the grant and the collectability of the receivable is reasonably assured.

Government grants relating to costs are deferred and recognized in the income statement over the period necessary to match them with the costs they are intended to compensate. When the cash in relation to recognized government grants is not yet received the amount is included as a receivable on the balance sheet.

The Company recognizes income from government grants under ‘Other income’ in the income statement.

2.26 Recognition research and development expenses

Research expenditures are recognized as expenses when incurred except when certain criteria for capitalization as intangible assets are met (note 2.8). At each balance sheet date, the Company estimates the level of service performed by the vendors and the associated cost incurred for the services performed.

2.27 Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

The Company leases certain laboratory equipment and office equipment. Leases for leasehold improvements and equipment where the Company bears substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property or the present value of the minimum lease payments.

Each finance lease payment is allocated between the liability and finance charges in order to achieve a constant rate on the finance balance outstanding. The finance balances, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The laboratory and office equipment acquired under finance leases are depreciated over the shorter of the useful life of the asset or the lease term.

2.28 Dividend distribution

are approved by the Company’s shareholders.

3. Financial risk management

3.1 Financial risk factors

The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance. The Company uses derivative financial instruments on a limited scale to hedge certain risk exposures. No hedge accounting is applied.

Risk management is carried out by the financial management of the Company. The financial management identifies, evaluates and hedges financial risks in close co-operation with the Company’s operating units. There have been no changes in the financial management team that is responsible for financial risk management or in the Company’s financial risk management policies since December 31, 2013.

Market risk

a) Foreign exchange risk

The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the British pound and the U.S. Dollar as the Company receives payments from its main business partner GSK in British pounds and acquires materials produced according to good manufacturing practice for medicinal products (’GMP materials’) in US dollars. From these future commercial transactions foreign exchange risk arises. The exposure to British pounds is expected to be lower in future periods as a result of the termination of the GSK collaboration agreement. No formal policy has been set up to manage the foreign exchange risk against the functional currency of the Company.

At December 31, 2014 there was a net amount of trade receivables in British pounds of €1.3 million (2013: €3.1 million; 2012: €0.6 million) and a net liability in U.S. Dollars of €12.5 million (2013: €0.4 million 2012: €0.2 million). Foreign currency denominated trade receivables and trade payables are short term in nature (generally 30 to 45 days). As a result foreign exchange rate movements during the years presented had an immaterial effect on the financial statements.

b) Price risk

The market prices for the production of preclinical and clinical compounds and drug substances as well as external contracted research may vary over time. Currently commercial product prices of the development products are uncertain. When the development products near the regulatory approval date or potential regulatory approval date, the uncertainty of the potential sales price decreases. The Company is not exposed to commodity price risk.

Furthermore the Company does not hold investments classified as available-for-sale or at fair value through profit or loss, therefore are not exposed to equity securities price risk.

c) Cash flow and fair value interest rate risk

The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk, which is partially offset by cash held at variable rates. Borrowings issued at fixed rates expose the Company to fair value interest rate risk. During 2014, 2013 and 2012, the Company’s borrowings were mainly denominated in Euro’s.

The Company manages its cash flow interest rate risk by using floating-to-fixed interest rate swaps. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates.

The Company does not enter into fixed-to-floating interest rate swaps.

At December 31, 2014 if interest rates on borrowings had been 0.1% higher/lower with all other variables held constant, post-tax results for the year would have been €49 thousand (2013: €8 thousand 2012: €6 thousand) lower/higher as a result of changes in the fair value of the borrowings. The effect of a change in interest rates of 0.1% on borrowings would have had an insignificant effect on post-tax results for the year as a result of changes in the fair value of the floating to fixed interest rate swap.

Credit risk

Credit risk is managed on a Company basis. Credit risk arises from cash and cash equivalents as well as credit exposures to external parties, including amounts to be invoiced and outstanding receivables. For banks and financial institutions, only independently rated parties with a minimum rating of ‘A’ are accepted at the beginning of the fixed interest term.

The Company does business with a limited group of external parties.

If external parties are independently rated, these ratings are used. If there is no independent rating, the credit quality of these parties is assessed, taking into account its financial position, past experience and other factors.

No credit limits were exceeded during the reporting period, and management does not expect any losses from non-performance by counterparties.

Liquidity risk

Management forecasts the Company’s liquidity requirements to ensure it has sufficient cash to meet operational needs. Such forecasting takes into consideration the Company’s financing plans and expected cash flow.

As of December 31, 2014 the Company had cash and cash equivalents of €90.7 million.

The table below analyses the Company’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. Derivative financial liabilities are included in the analysis if their contractual maturities are essential for an understanding of the timing of the cash flows. The amounts disclosed in the table are the contractual undiscounted cash flows.

€ (‘000)	Less than 1 year		Between 1 and 2 years	Between 2 and 5 years	Over 5 years	Undefined1
At December 31, 2014
Borrowings	42,550	2	-	-	-	6,802
Finance lease liabilities	-		-	-	-	-
Trade and other payables	22,910		-	-	-	677
Total	65,460		-	-	-	7,479

At December 31, 2013
Borrowings	100		100	200	-	7,792
Finance lease liabilities	91		-	-	-	-
Derivative financial instruments (interest rate swap)	8		8	14	-	-
Trade and other payables	5,150		-	-	-	-
Total	5,349		108	214	-	7,792

1 Additional conditional payments upon achievement of milestones total a maximum of approximately €5 million.

2 The €40.9 million note issued to BioMarin Falcons B.V. was transferred to the lender as part of the Asset Sale in February 2015 (note 34).

From inception until December 31, 2014 the Company received €7.1 million in loans from patient organizations and government agencies. Most loans have fixed redemption criteria and repayment is due when certain pre-determined milestones have been met. The Company will reach these milestones on the successful commercialization of corresponding pipeline products.

3.2 Capital risk management

Until February 12, 2015, the Company’s objectives when managing capital were to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders, benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital. The total amount of equity as recorded on the balance sheet was seen and managed as capital by the Company.

3.3 Fair value estimation

For financial instruments that are measured in the balance sheet at fair value, IFRS 13 requires disclosure of fair value measurements by level of the following fair value measurement hierarchy:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1);
•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2);
•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

The fair value of the conversion option in the convertible notes issued to an affiliate of CureDuchenne (see note 18) upon initial recognition on September 22, 2014 and as of December 31, 2014 has been determined using a decision tree/cumulative probabilities option pricing model. Key inputs to the option pricing model included Level 2 and Level 3 fair value hierarchy inputs and the fair value of the option is classified as Level 3. Assumptions are made on relevant factors such as the investor's conversion strategy and the timing of a qualified financing in order to determine the fair value of the conversion feature. A 10% change in the probability assigned to the investor’s conversion strategy would increase the fair value of the option by a maximum of €23 thousand. A delay of one year in the Company’s assumed timing of a qualified financing would decrease the fair value of the conversion option by €11 thousand. Changes in fair value are analyzed by the Company at each reporting date. The fair value of the CureDuchenne conversion option embedded derivative upon inception amounted €62 thousand. As of December 31, 2014, the fair value of the derivative was nil. As of December 31, 2014 the change in fair value of the CureDuchenne notes conversion option was €62 thousand and it was recognized as unrealized gain within finance income in the consolidated statement of comprehensive income.

The fair value of the conversion option in the convertible loan from BioMarin (see note 18) upon initial recognition on November 26, 2014 and as of December 31, 2014 has been determined using an option pricing model. Key inputs to the option pricing model included Level 2 and Level 3 fair value hierarchy inputs and the fair value of the option is classified as Level 3. Assumptions were made as to the probability of the loan being converted. The effect of a 1% increase in the probability assigned to the conversion would increase the fair value of the conversion feature by approximately €300 thousand.

The Company’s other financial assets and liabilities that are measured at fair value at December 31, 2014 and 2013 are all measured as level 2 financial instruments.

As of December 31, 2014, 2013 and 2012 financial instruments carried at fair value through profit and loss amounted to €65 thousand (2013: €30 thousand; 2012: €48 thousand).

The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

The carrying amount of all financial assets and financial liabilities is a reasonable approximation of the fair value and therefore information about the fair values of each class has not been disclosed.

4. Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

4.1 Critical accounting estimates and assumptions

The preparation of financial statements in conformity with IFRS requires the Company to make estimates and assumptions that affect the reported amounts and classifications of assets and liabilities, revenues and expenses in the consolidated financial statements. The estimates that have a significant risk of causing a material adjustment to the financial statements are as follows. Actual results could differ materially from those estimates and assumptions.

Share-based payments

The Company operates equity-settled share based compensation plans, pursuant to which certain participants are granted the right to acquire equity instruments (option or restricted shares) of the Company. The plans are accounted for in accordance with the policy as stated in note 2.23. The total amount to be expensed is determined by reference to the fair value of the options granted. The fair value of grants made under the Employee Share Option Plan is measured at the date of grant using accepted option valuation methods (note 16).

Income taxes

The Company is subject to income taxes in the Netherlands and the United States. Significant judgment is required in determining the use of net operating loss carry forwards and taxation of upfront and milestone payments for income tax purposes. There are many transactions and calculations for which the ultimate tax determination is uncertain. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

Research and development expenditures

Research expenditures are currently not capitalized but are reflected in the income statement because the criteria for capitalization are not met (note 4.2). At each balance sheet date, the Company estimates the level of service performed by the vendors and the associated costs incurred for the services performed.

Although we do not expect the estimates to be materially different from amounts actually incurred, the understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in reporting amounts that are too high or too low in any particular period.

Borrowings

Certain loans from patient organizations have no fixed redemption schemes and repayment is due when certain pre-determined milestones are met. As of December 31, 2014 the Company recorded €7.8 million of such loans with no fixed redemption schemes.

Significant judgment is required in determining when the Company will achieve these pre-determined milestones and these judgments may vary over time. A change in the estimate on the redemption date has an impact on the borrowing value at the balance sheet date. As of December 31, 2014 the maturity dates of the borrowings have been assessed resulting in no material changes to the maturity dates. The effect of a one year delay in the redemption dates of these loans would decrease the Company’s borrowing balance by €1 million as of December 31, 2014. The borrowing value at a certain date equals the discounted value of the redemption using the effective interest rate.

Certain loans from patient organizations bear an interest rate below the market interest rate, considered by the Company to be 12% over the last five years. The difference between fair value of the loans and the notional amount of the loans at inception is treated as a donation received for certain research performed by the Company and is deferred and recognized as Other income during the periods during which expenses are incurred. The estimation of the market rate includes a certain amount of judgment. Pre-commercial financing of a biotech company has a high risk profile and might be assessed differently by each individual institution. The fair value of the loans from patient organizations approximates their carrying amount. A 100 basis points increase in the estimated market interest rate would decrease the fair value of the total borrowings as of December 31, 2014 by approximately €0.1 million.

As of December 31, 2014, the Company had issued notes convertible into the Company’s shares. The fair value of the conversion option of those notes has been determined using option pricing models with key inputs classified as Level 3 in the fair value hierarchy. The Company has made assumptions on relevant factors such as the investor's conversion strategy or the probability of the notes being converted. As of December 31, 2014, none of the notes had been converted.

Intangible assets

As of December 31, 2014, we recorded patents and licenses with a net book value of €0.4 million. As of December 31, 2014, there were no changes to management’s assumptions used to determine the patent and licenses’ recoverable amount, which exceeds the carrying value of €0.4 million, and therefore no impairment is required.

Deferred revenue/income & License income

Upfront license fee payments received under the research and collaboration agreement with GSK were initially deferred and recognized based on the percentage of completion method, which required the Company to estimate the work performed to date as a proportion of the total work expected to be performed.

As a result of the termination of the research and collaboration agreement, the Company was released from any performance obligations and recorded €14.7 million license revenue in the first quarter of 2014.

As of December 31, 2014, the Company’s deferred income balance totals €0.6 million of grants deferred (reference is made to note 19).

4.2 Critical judgments in applying the entity’s accounting policies

The preparation of financial statements in conformity with IFRS also requires the Company to exercise judgment in applying the accounting policies. Critical judgments in the application of the Company’s accounting policies relate to income taxes, research and development expenditures, revenue and the cost of license revenue and other income.

Income taxes

The Dutch corporate income tax act provides for the possibility of a consolidated tax regime, referred to as a fiscal unity. A fiscal unity is a combination of a parent and subsidiaries whereby formally the parent, Prosensa Holding N.V., is the entity that is taxed for the consolidated profits of the fiscal unity.

The Company, which has a history of recent tax losses, recognizes deferred tax assets arising from unused tax losses or tax credits only to the extent the relevant fiscal unity has sufficient taxable temporary differences or there is convincing other evidence that sufficient taxable profit will be available against which the unused tax losses or unused tax credits can be utilized by the fiscal unity. Management’s judgment is that sufficient convincing other evidence is not available and a deferred tax asset is therefore not recognized.

Research and development expenditures

The project stage forms the basis for the decision whether costs incurred for the Company’s research and development projects can be capitalized or not. In general, the Company’s vision is that clinical development expenditures are not capitalized until the Company files for regulatory approval (i.e. approval to commercially use the product; for example the filing for final FDA approval in the United States or filing for market authorization with the EMA in the EU), as this is considered to be essentially the first point in time where it becomes probable that future revenues can be generated and the project becomes commercially successful.

As of each balance sheet date, the Company estimates the level of service performed by the vendors and the associated costs incurred for the services performed. As part of the process of preparing the Company’s financial statements the Company is required to estimate its accrued expenses. This process involves reviewing quotations and contracts, identifying services that have been performed on the Company’s behalf, estimating the level of service performed and the associated cost incurred for the service when it has not yet been invoiced or otherwise notified of the actual cost. The majority of the Company’s service providers invoice it monthly in arrears for services performed or when contractual milestones are met. The Company makes estimates of its accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known to it at that time. The Company periodically confirms the accuracy of its estimates with the service providers and makes adjustments if necessary. The significant estimates in its accrued research and development expenses are related to fees paid to clinical research organizations, or CROs, in connection with research and development activities for which the Company has not yet been invoiced. The Company bases its expenses related to CROs on its estimates of the services received and efforts expended pursuant to quotes and contracts with CROs that conduct research and development on its behalf.

The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to vendors will exceed the level of services provided and result in a prepayment of the research and development expense. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the Company’s estimate, it adjusts the accrual or prepayment expense accordingly. Although the Company does not expect its estimates to be materially different from amounts actually incurred, its understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and could result in reporting amounts that are too high or too low in any particular period.

Revenue and cost of license revenue

In October 2009 the Company signed a Research & Development and Collaboration & License agreement with GSK. Upon signing of the agreement the Company received €17.2 million (£ 16.0 million) as a non-refundable upfront payment. Until the termination of the agreement effective on January 12, 2014, the Company had continuing performance obligations and revenues related to the license fee payments were deferred and the related revenues were recognized in the period of the expected performance. The Company made the assumption that the expected performance occurred on a straight line basis over the 5 year period the Company was deemed obliged to provide research and development services regarding certain pre-defined programs in the agreement.

Other upfront license fee payments are deferred and revenue is recognized based on the percentage of completion method. Use of the percentage of completion method requires the Company to estimate the work performed to date as a proportion of the total work to be performed.

The related cost of license revenue is based on the determination of net license revenue as defined in our license agreements after deducting allocable expenses and is subject to a certain amount of judgment.

Other income

The Company is part of two pan-European consortia, each of which has been awarded a Framework Programme 7 (“FP7”) research grant of €6 million from the European Commission to support respectively ongoing clinical study PRO045 and a separate collaborative bioimaging project to support our PRO053 and Natural History programs. We have also received governmental research subsidies. Grant proceeds are deferred and other income is recognized based on the percentage of completion method.

To encourage research and development the Company obtained certain loans that generally bear interest at a rate below the market interest rate, considered by the Company to be 12% over the last five years. The difference between fair value of the loans and the notional amount of the loans at inception is treated as a donation received for certain research performed by the Company and recognized in Other income over the periods during which expenses are incurred. Certain loans have no fixed redemption schemes and repayment is due when certain predetermined milestones are met. The fair value at inception is based on the initial estimation of when the milestones will be met, which requires a certain amount of judgment.

5. Segment information

The Company operates in one reportable segment, which comprises the discovery and development of innovative, RNA-based therapeutics. The Management Board is identified as the chief operating decision maker. The Management Board reviews the consolidated operating results regularly to make decisions about resources and to assess overall performance.

Until February 12, 2015, the non-current assets of the Company were located in the Company’s country of domicile. The Company derived its revenues from a single party, GSK, under the research and collaboration agreement, an exclusive worldwide collaboration for the development and commercialization of RNA-based therapeutics for DMD. The agreement was terminated effective January 12, 2014.

6. Leasehold improvements and equipment

€ (‘000)	Leasehold improvements	Laboratory equipment*	Office equipment*	Construction in progress	Total
Year ended 31 December 2014
Opening net book amount	262	1,486	224	205	2,177
Additions	3	501	300	(98)	706
Depreciation charge	(35)	(780)	(158)	-	(973)
Closing net book amount	230	1,207	366	107	1,910

At 31 December 2014
Cost	356	4,973	1,089	107	6,525
Accumulated depreciation	(126)	(3,766)	(723)	-	(4,615)
Net book amount	230	1,207	366	107	1,910

Year ended 31 December 2013
Opening net book amount	284	1,899	238	-	2,421
Additions	13	357	153	205	728
Depreciation charge (note 22, 23)	(35)	(770)	(167)	-	(972)
Closing net book amount	262	1,486	224	205	2,177

At 31 December 2013
Cost	353	4,472	789	205	5,819
Accumulated depreciation	(91)	(2,986)	(565)	-	(3,642)
Net book amount	262	1,486	224	205	2,177

At 1 January 2013
Cost	340	4,115	636	-	5,091
Accumulated depreciation	(56)	(2,216)	(398)	-	(2,670)
Net book amount	284	1,899	238	-	2,421

*The Company made a reclassification between Laboratory Equipment and Office Equipment in the opening balance of 2014 in the amount of €15 thousand.

Depreciation expense of €812 thousand (2013: €801 thousand; 2012: €757 thousand) has been charged to research and development expense. Depreciation expense of €161 thousand (2013: €171 thousand; 2012: €175 thousand) has been charged to general and administrative expense.

The Company leases various laboratory equipment and office equipment under non-cancellable finance lease agreements. The lease terms are between 3 and 5 years. During 2014, 2013 and 2012, the Company recorded non-cash increases to property and equipment related to assets acquired under finance leases of €nil, €66 thousand and €52 thousand, respectively. At December 31, 2014 the additions in tangible assets included €133 thousand not paid for at December 31, 2014 (2013: €57 thousand).

7. Intangible assets

€ (‘000)	Patents and licenses	Software	Total
Year ended 31 December 2014
Opening net book amount	522	236	758
Additions	-	618	618
Amortization charge	(94)	(224)	(318)
Closing net book amount	428	630	1,058

At 31 December 2014
Cost	939	1,350	2,289
Accumulated amortization	(511)	(720)	(1,231)
Net book amount	428	630	1,058

Year ended 31 December 2013
Opening net book amount	616	253	869
Additions	-	121	121
Amortization charge	(94)	(138)	(232)
Closing net book amount	522	236	758

At 31 December 2013
Cost	939	743	1,682
Accumulated amortization	(417)	(507)	(924)
Net book amount	522	236	758

At 1 January 2013
Cost	939	622	1,561
Accumulated amortization	(323)	(369)	(692)
Net book amount	616	253	869

Amortization expense of €232 thousand (2013: €160 thousand; 2012: €139 thousand) has been charged to research and development expense. Amortization expense of €86 thousand (2013: €72 thousand; 2012: €94 thousand) has been charged to general and administrative expense.

The remaining amortization period of patent and licenses is approximately 4.5 years and 1-3 years for capitalized software. At December 31, 2014 the additions in intangible assets included €4 thousand not paid for at December 31, 2014 (2013: nil).

8. Financial instruments by category

€ (‘000)	Loans and receivables	Derivatives	Total
31 December 2014
Assets as per balance sheet
Other financial assets	89	-	89
Trade and other receivables	2,724	-	2,724
Cash and cash equivalents	90,703	-	90,703
Total	93,516	-	93,516

Liabilities as per balance sheet
Borrowings (excluding finance lease liabilities)	49,374	-	49,374
Trade and other payables	23,587	-	23,587
Total	72,961	-	72,961

31 December 2013
Assets as per balance sheet
Other financial assets	289	-	289
Trade and other receivables	4,403	-	4,403
Cash and cash equivalents	82,232	-	82,232
Total	86,924	-	86,924

Liabilities as per balance sheet
Borrowings (excluding finance lease liabilities)	7,730	-	7,730
Finance lease liabilities	91	-	91
Derivative financial instruments	-	30	30
Trade and other payables	5,150	-	5,150
Total	12,971	30	13,001

9. Credit quality of financial assets

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings (if available) or by historical information about counterparty default rates:

€ (‘000)	December 31,
	2014	2013
Receivables
Counterparties with external credit rating (Moody’s) A2	1,757	3,678
Counterparties without external credit rating - note 13	967	725
Total unimpaired receivables	2,724	4,403

Cash at bank and short-term bank deposits (Moody’s)
Aa	10,605	10,504
A	74,938	66,626
Baa	5,160	5,102
Total	90,703	82,232

None of the financial assets that are fully performing have been renegotiated in the last year.

10. Derivative financial instruments

€ (‘000)	Liabilities
	2014	2013
Interest rate swaps	-	30
Thereof:
non-current portion	-	22
current portion	-	8

Interest rate swap

The interest rate swap was settled during 2014. The notional principal amount of the outstanding interest rate swap contract at December 31, 2013 was €400 thousand (2012: €500 thousand). At December 31, 2013 the fixed interest rate was 4.15%, and the floating rate was Euribor plus 1.75%.

Gains and losses from changes in the fair value of interest rate swap contracts are recorded through Finance (costs)/income - net.

11. Other financial assets

€ (‘000)	December 31,
	2014	2013
Deposit for rental obligations	89	89
Restricted cash	-	200
Total	89	289

The restricted cash balance secured a bank loan until its repayment in full in 2014 (note 14).

12. Prepayments

As of December 31, 2014, the Company has made prepayments to suppliers for (pre)clinical studies and drug substance for a total of €654 thousand, of €325 thousand on insurance fees and €402 thousand in other expenses.

13. Trade and other receivables

€ (‘000)		December 31,
	2014	2013
Trade accounts receivable	1,757	1,298
Amounts to be invoiced to partners	-	2,380
Trade receivables	1,757	3,678
Value-added tax	581	351
Government and other grants to be received	25	30
Advances to personnel	29	-
Interest receivable on bank accounts	309	344
Other receivables	23	-
Total	2,724	4,403

The fair value of trade and other receivables approximates their carrying value. During 2014 the trade receivables balance included an allowance related to the final settlement of the termination agreement with GSK. The allowance was released in full during 2014. The receivable amount from GSK outstanding at December 31, 2014, was received in full in 2015. As of December 31, 2014 and 2013, no trade or other receivables were impaired or not performing. The carrying amount of the Company’s trade receivables are fully denominated in British pounds, while other receivables are fully denominated in Euros.

The other classes within trade and other receivables do not contain impaired assets. The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above. The Company does not hold any collateral as security.

14. Cash and cash equivalents

€ (‘000)	December 31,
	2014	2013
Cash at bank and on hand	9,508	9,119
Short-term bank deposits	81,195	73,113
Total	90,703	82,232

In 2006, the Company received a bank loan of €900 thousand from ABN Amro N.V. The loan was fully repaid during 2014. Repayment of the loan has been included in the repayment of borrowings line in the cash flows from financing activities. Upon repayment of the loan, €200 thousand of cash that secured the loan and accordingly had been considered restricted and all cash and cash equivalents as of December 31, 2014 are at free disposal of the Company. As of December 31, 2013, the €200 thousand that secured the bank loan was considered restricted cash and recorded as a component of other financial assets.

15. Equity

		December 31,
Class of shares and stated value	2014	2013
Common shares of € 0.01	36,141,379	35,932,792
Total	36,141,379	35,932,792

The par value as of December 31, 2014 is €0.01 per share (as of December 31, 2013 and 2012: €0.01 per share). All issued shares are fully paid. Besides the minimum amount of share capital to be held under Dutch law, there are no distribution restrictions applicable to equity of the Company.

During 2014, the Company issued 208,587 ordinary shares as a result of exercises in the Company’s share-based compensation plan. On July 3, 2013 the Company issued 6,900,000 ordinary shares at an initial public offering price of $13.00 per share. For the issuance of the 6,900,000 ordinary shares, the Company received proceeds, after deducting underwriting discounts but prior to deducting offering expenses payable by the Company, of €64.0 million ($83.4 million).

Offering expenses that were deducted from the share proceeds totaled €854 thousand. The Management Board determined that May 24, 2013, the date Prosensa publicly filed its offering prospectus with the Securities and Exchange Commission, was considered to be the date at which the IPO became probable. Expenses related to the IPO incurred subsequent to May 24, 2013 were deducted from the proceeds of the share issue.

As of December 31, 2014 and 2013, our authorized share capital is €1,750,114.90, divided into 87,505,745 ordinary shares, each with a par value of €0.01 and 87,505,745 cumulative preferred shares, each with a par value of €0.01. All issued shares are fully paid.

The Company has adopted an anti-takeover measure pursuant to which the Management Board may, subject to Supervisory Board approval but without shareholder approval, issue (or grant the right to acquire) cumulative preferred shares. The Company may issue an amount of cumulative preferred shares up to 100% of our issued capital immediately prior to the issuance of such preferred shares. In such event, the cumulative preferred shares will be issued to a separate foundation to be established for this purpose.

Share premium

€ (‘000)	2014	2013
At January 1	119,222	56,118
Paid-in surplus on shares issue	326	63,958
Issuance cost deducted from share premium	-	(854)
At December 31	119,548	119,222

Other reserves

The Company has adopted a share-based compensation plan, pursuant to which the Company’s directors and selected employees are granted the right to acquire ordinary shares of the Company (option shares) (note 16). The share-based payment expenses are recorded in the income statement. The share based compensation plan is equity-settled. In case of an equity settled plan, there is no obligation to transfer economic benefits, therefore the credit entry should be recognized as an increase in equity. The Company uses Other reserves as the equity classification.

The Company recognized an amount of €311 thousand in Other reserves in relation to the equity component of a convertible promissory note (see note 18).

Foundation Prosensa Trust Office (Stichting Administratiekantoor Prosensa Holding B.V.)

The Foundation Prosensa Trust Office (‘Stichting Administratiekantoor Prosensa Holding B.V.’ or ‘foundation’) was a trust office with a board independent of the Company.

Prior to the IPO, upon the exercise or award or vesting of a non-cash-settled award under the plans, ordinary shares were issued to the foundation, whose purpose was to facilitate administration of options and pool the voting interests of the underlying shares. Post IPO, ordinary shares are directly issued upon the exercise or award or vesting of a non-cash-settled award under the plans instead of depository receipts. After the completion of the transfers of the ordinary shares held by the foundation to the respective depository receipt holders, the foundation was dissolved during 2014.

16. Share-based payments

Employee stock options

The Company has adopted share-based compensation plans, pursuant to which certain participants are granted the right to acquire ordinary shares of the Company (option shares). The share-based compensation plans are equity-settled. Upon the exercise or award or vesting of a non-cash-settled award under the plans, the Company issues ordinary shares.

Following the public offer of BioMarin of 100% of the Company’s outstanding stock, all granted options and share-based payments would automatically vest at the date of the transaction. On January 15, 2015, BioMarin announced that the transaction was completed and subsequently all share awards fully vested and they were settled in cash. At December 31, 2014, the Company revised its estimate of the number of equity instruments that are expected to vest and accelerated the vesting period in light of the transaction with BioMarin. The fair value of the awards has been measured using the Black-Scholes formula. The accelerated vesting of the awards resulted in a share-based compensation expense of €3.5 million for the year ended December 31, 2014. For details of employee benefit expenses, see Note 24.

Prior to our IPO, participants were not granted the right to acquire ordinary shares but (non-voting) depository receipts (“Depositary Receipts”) in respect of our ordinary shares. Upon the exercise or award or vesting of a non-cash-settled award under the plans, ordinary shares were issued to a Dutch foundation called Stichting Administratiekantoor Prosensa Holding (the “Foundation”), whose purpose was to facilitate administration of options and pool the voting interests of the underlying shares. The Foundation thereupon granted a Depository Receipt for each issued ordinary share to the person entitled to such ordinary share under an award. Legal title to the shares issued under the share-based compensation plan was held by the Foundation, and the voting rights attached to the shares were exercised by the Foundation at its own discretion.

On October 10, 2013 the board of the Foundation resolved to terminate the administration of the ordinary shares and to transfer the ordinary shares to the respective Depository Receipt holder. After the completion of the transfers, the Foundation was dissolved. Going forward, participants will receive ordinary shares upon the exercise or award or vesting of a non-cash-settled award under the plans instead of depository receipts.

Options are generally conditional on the employee completing a four year period of service (the vesting conditions). Each such option award vests based on the following schedule: (a) 25% on the first anniversary of the date of the grant, provided that on that date the relevant participant is still employed by the Company, and (b) the remaining 75% in 36 equal monthly installments over a three year period following the first anniversary of the date of grant subject to continued employment of the relevant participant. Due to the BioMarin acquisition, the Company decided to accelerate the vesting of the options as a result of a change of control.

The following table summarizes by grant date the number of options granted between January 1, 2012 and December 31, 2014:

Grant date	Options granted	Exercise price	Fair value of ordinary share	Per share estimated fair value of options

January, 2012	10,000	€0.01	€0.70	€0.69
March, 2012	15,000	€0.01	€0.70	€0.69
July, 2012	61,600	€0.01	€0.70	€0.69
October, 2012	31,250	€0.01	€0.70	€0.69
December, 2012	1,000,000	€0.01 -0.70	€0.70	€0.01 - 1.97
July, 2013	40,000	$19.25	$19.25	$12.81
December, 2013	167,920	$4.26	$4.26	$3.38
January, 2014	422,500	$6.0 - 6.2	$6.0 - 6.2	€3.1 - 3.6
June, 2014	46,500	$10.8	$10.8	€5.5
August/September, 2014	83,000	$8.4 - 9.9	$8.4 - 9.9	€4.6 - 5.1

On December 5, 2012 the Company granted to the members of the Management Board 1.0 million options that vest only upon a liquidity event such as a change of control of the Company or an IPO, subject to the continued employment of the member of the Management Board. Following our IPO, the maximum number of options eligible to vest was automatically reduced from 1.0 million to 800,000. In order for any options to become subject to vesting the sustained closing market price for the ordinary shares during any 20 consecutive trading days outside a lock-up or blackout period must exceed a threshold share price. The number of options subject to vesting increases between the threshold share price and the share price entitling the participant to exercise the maximum number of options. Upon each subsequent achievement of a sustained, higher closing market price or level of proceeds from a liquidity event, an additional number of options will become subject to vesting. Each option grant subject to vesting following our IPO will vest and become exercisable based on the following schedule: 25% of the options subject to vesting will vest the day immediately following attainment of such pricing levels (the initial vesting date), and an additional 2.083% will vest at the end of each successive one month period following the initial vesting date, subject to the continued employment of the relevant member of the management board.

Unless forfeited or exercised on an earlier date the options expire 10 years after the grant date.

Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	2014		2013		2012
	Average exercise price in € per share	Options	Average exercise price in € per share	Options	Average exercise price in € per share	Options
At January, 1	0.10	2,185,134	0.34	2,207,707	0.38	1,418,232
Granted	5.08	552,000	7.14	207,920	0.11	1,117,850
Exercised	1.57	208,587	0.01	30,493	0.10	316,376
Forfeited	1.70	40,341	0.13	200,000	0.01	11,999
At December, 31	1.06	2,488,206	0.10	2,185,134	0.34	2,207,707

All of the outstanding options at December 31, 2014, become exercisable and fully vest on January 15, 2015. The weighted average share price at the time of exercise of the options during 2014 is $11.01. Out of the 2,185,134 options outstanding in 2013 (2012: 2,207,707), 923,528 options (2012: 604,252;) were exercisable.

The weighted average remaining contractual life of the options outstanding at December 31, 2014, is 15 days. Options outstanding at the end of 2013 and 2012 had the following weighted average remaining contractual lives and ranges of exercise prices:

Weighted average remaining contractual life	Range exercise price per share	Options
1-5 years	€0.01 - 2.54	407,144
6 years	€0.01	3,563
7 years	€0.01 - 1.00	667,742
8 years	€0.01 - 0.70	898,765
9 years	$4.26 - $19.25	207,920
At December 31, 2013		2,185,134

Weighted average remaining contractual life	Range exercise price in € per share	Options
1-5 years	0.01 - 2.54	232,091
6 years	0.01	185,608
7 years	0.01	13,173
8 years	0.01 - 1.00	665,860
9 years	0.01 - 0.70	1,110,975
At December 31, 2012		2,207,707

Following the completion of our IPO, option pricing and values are determined based on the quoted market price of our ordinary shares. The fair value of stock options granted during 2014 is based on the Black Scholes formula (and on a Monte-Carlo simulation for various grants in previous periods) using the following assumptions:

	2014	2013	2012
Weighted average fair value of options granted:
Options with only service-based vesting conditions	€3.83	$5.19	€0.69
Options with change of control and service-based vesting conditions	-	-	€0.01
Options with IPO and service-based vesting conditions, €0.70 exercise price	-	-	€1.89
Options with IPO and service-based vesting conditions, €0.01 exercise price	-	-	€1.97
Exercise price	$6.0 - $10.8	$4.26 - $19.25	€0.01 - €0.70
Risk-free interest rate	1.1 - 2.4%	1.1 - 2.0%	1.5%
Volatility	100%	95 - 100%	80%
Dividend yield	0.0%	0.0%	0.0%
Expected life (in years)	4-6 years	6 years	1-2 years

Valuation of ordinary shares

The methodology we used prior to our IPO in measuring share-based compensation expense is described below. After our IPO, the fair value of the ordinary shares is based on their quoted market price.

Prior to our IPO the fair value of the ordinary shares was determined by the Management Board and Supervisory Board, and took into account the most recently available valuation of ordinary shares performed by an independent valuation firm and the assessment of additional objective and subjective factors the Company believed are relevant and which may have changed from the date of the most recent valuation through the date of the grant.

The management board and supervisory board considered numerous objective and subjective factors to determine their best estimate of the fair value of the ordinary shares as of each grant date, including the following:

•	the progress of the research and development programs;
•	achievement of enterprise milestones, including the entering into collaboration and licensing agreements;
•	contemporaneous third-party valuations of the ordinary shares;
•	the historical and forecasted performance and operating results;
•	the need for future financing to fund operations;
•	the rights and preferences of the preferred shares and the preferred shares relative to the ordinary shares;
•	the likelihood of achieving a discrete liquidity event, such as a sale of the Company or an initial public offering given prevailing market conditions; and
•	external market and economic conditions impacting the industry sector.

In determining the fair values of the ordinary shares as of each award grant date, three generally accepted approaches were considered: income approach, market approach and cost approach. Based on the stage of development and information available, the Company determined that the income approach is the most appropriate method, and when applicable, the Company also employed the prior sale of company stock method to estimate the aggregate enterprise value. In addition, the Company has taken into consideration the guidance prescribed by the American Institute of Certified Public Accounts (AICPA) Audit and Accounting Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Discounted cash flow (DCF), a form of the income approach, is an estimate of the present value of the future monetary benefits expected to flow to the owners of a business. It requires a projection of the cash flows that the business is expected to generate. These cash flows are converted to present value by means of discounting, using a rate of return that accounts for the time value of money and the appropriate degree of risks inherent in the business. The discount rate in the DCF analysis is based upon a weighted average cost of capital (WACC) calculated at each valuation date. The WACC is a method that market participants commonly used to price securities and is derived by using the Capital Asset Pricing Model and inputs such as the risk-free rate, beta coefficient, equity risk premiums and the size of the Company.

The prior sale of Company stock method considers any prior arm’s length sales of the Company’s equity securities. Considerations factored into the analysis include: the type and amount of equity sold, the estimated volatility, the estimated time to liquidity, the relationship of the parties involved, the timing compared to the ordinary shares valuation date and the financial condition and structure of the Company at the time of the sale.

The indicated fair value calculated at each valuation date was allocated to the preferred shares and ordinary shares using the option pricing method (OPM), applied retrospectively. The OPM treats ordinary shares and preferred shares as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the ordinary shares have value only if the funds available for distribution to shareholders exceed the value of the liquidation preference at the time of a liquidity event, such as a strategic sale, assuming the enterprise has funds available to make a liquidation preference meaningful and collectible by the holders of preferred shares. The ordinary shares are modeled as a call option on the underlying equity value at a predetermined exercise price. In the model, the exercise price is based on a comparison with the total equity value rather than, as in the case of a regular call option, a comparison with a per share price. Thus, ordinary shares are considered to be a call option with a claim on the enterprise at an exercise price equal to the remaining value immediately after the preferred shares are liquidated. The OPM uses the Black Scholes option-pricing model to price the call options. This model defines the securities’ fair values as functions of the current fair value of a company and uses assumptions such as the anticipated timing of a potential liquidity event and the estimated volatility of the equity securities. Volatility has been estimated based on the observed daily share price returns of peer companies over a historic period equal to the period for which expected volatility is estimated. Volatility is defined as the annualized standard deviation of share price returns. In the allocation of equity, the Company has also considered valuation outcomes of ordinary shares through a sale of the Company versus an IPO and considered the probabilities of each at each valuation date, since the treatment of the liquidation rights is different for these two events. The aggregate value of the ordinary shares is then divided by the number of ordinary shares outstanding to arrive at the per share value.

A valuation was performed by an independent valuation firm as of December 2010 and applied to all option grants in 2011. For the grant on March 22, 2011 and the other grants made in September through November, 2011, the Company relied on the December 2010 valuation report, which the Company deemed reasonable based on its progress at that time. Of the total 716,000 options granted in 2011, 707,500 options were granted on March 22, 2011. Between the valuation of our ordinary shares performed as of December 2010 and March 2011, there were no events in our business that were deemed to have an effect on the valuation and thus we believed the December 2010 valuation to continue to be reasonable. Furthermore, there were no significant results in 2011 from any of our development programs including the Phase III-DMD114044 pivotal trial initiated in December 2010, the continuation of the dose escalation study of PRO044 and the preclinical safety studies for PRO045 and PRO053 on-going throughout 2011. Additional valuations were performed by an independent valuation firm as of September 30, 2012 and December 5, 2012 for share-based compensation grants in 2012.

The ordinary shares valuation as of December 2010 relied on a DCF to derive the total enterprise value. The cash flow projections were based on probability-weighted scenarios which considered estimates of time to market of the products, market share and pricing. The cash flow projections were estimated over a period equal to the expected product life cycle, and a terminal value period was not applied. All DMD indications in development were included in estimating cash flow projections, most importantly drisapersen. The expected sales were estimated based on a regional level, estimated patient populations and market shares. Production and research and development costs were estimated at the indication level with general and administrative costs and selling and marketing costs assessed at the overall Company level. Cash flow projections also incorporated expected royalties and milestones related to the collaboration agreement with GSK. A WACC of 16.0% was applied. Equity was allocated using the OPM, applied retrospectively, resulting in a determination by the Supervisory Board and the Management Board of a value per ordinary share of €1.00. The OPM relies on the anticipated timing and probability of a liquidity event based on then current plans and estimates of the Supervisory Board and Management Board regarding a liquidity event of 80-85% probability of a sale of the Company and 15-20% probability of an IPO. The Company assumed volatility of 80% based on historical trading volatility for the publicly traded peer companies and a time to liquidity of 1.5 years.

In December 2010, the Phase III-DMD114044 pivotal trial was initiated by GSK, the completion of this trial was later than anticipated in the projections that were used for the valuation performed in 2010. In 2011 the Company also concluded an amendment to the GSK agreement related to the development terms for PRO044. In this amendment the timing of the milestone payment for GSK licensing PRO044, which had been anticipated in the second quarter of 2011, was restructured, and the anticipated licensing to GSK of PRO044 was deferred significantly. In January 2012, the Company raised total net proceeds of €22.7 million in a private placement of the preferred (Class B) shares. The additional Class B shares were issued on a pari passu basis to the original Class B shares issued in December 2008 with a liquidation preference senior to Class A, Class O and ordinary shares. The events above in the aggregate had a downward effect on the valuation of the ordinary shares as of the end of 2011 and in 2012.

The ordinary shares valuation as of September 30, 2012 and December 5, 2012 relied on a DCF as well as the prior sale of Company stock method in connection with the January 2012 financing round to derive the total enterprise value. There were no events between the respective valuation dates and therefore the analyses and inputs remained the same. The cash flow projections were based on probability-weighted scenarios which considered estimates of time to market of the products, market share and pricing. Projections were updated from the December 2010 valuation for anticipated timing of placebo-controlled clinical trial results, the progress since the last valuation date and the development of a competing drug for DMD that increased the risk of the losing a first-mover advantage. A WACC of 15.5% was applied. Under the prior sale of Company stock method, the Company used the implied value from the latest financing round in January 2012 and an estimated annualized return on equity over the period between the financing round and the valuation date for the valuation of the enterprise value as of September 30, 2012 considering the factors noted above. Equity was allocated using the OPM, resulting in a value per ordinary share of €0.70. The OPM relies on the anticipated timing and probability of a liquidity event based on then current plans and estimates of the supervisory board and management board regarding a liquidity event of 80-85% probability of the sale of the Company and 15-20% probability of an IPO. The Company assumed volatility of 80%

based on historical trading volatility for the publicly traded peer companies and a time to liquidity of 0.50 years.

A discount for lack of marketability (DLOM) of 15% and 10%, as of December 2010 and September 30, 2012, respectively, was applied to reflect the increased risk arising from the inability to readily sell the shares. When applying the DLOM, the Black-Scholes option model was used. Under this method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as the basis to determine the DLOM. The cost of the put option was the only factor considered and applied in the discount. The put option analysis reflects the potential loss from marketability over the expected time to liquidity and is a commonly applied approach to estimate this discount.

The Company expects all vested options to be exercised. Prior to our IPO, the Company considered the expected life of the options to be in line with the vesting period of the options. The expected life for all options granted subsequent to the completion of our IPO is estimated at six years.

Prior to our initial public offering, the Company was a private company and lacked company-specific historical and implied volatility information and therefore estimated the expected volatility based on the historical volatility of certain publicly traded peer companies. Volatility was set at 100% for options granted in 2014 and after the IPO on July 3, 2013, at 95% for options granted before July 3, 2013 and at 80% for options granted in 2012.

See note 24 for the total expense recognized in the income statement for share options and other share-based payment granted to managing directors, supervisory directors and selected employees. Share option expenses are accounted for as a contribution to equity and separately accounted for as other reserves.

Restricted shares

In 2012, the Company made, as part of the share-based compensation plan, awards entitling recipients to acquire Depositary Receipts (Restricted Shares) against payment of the nominal value of the underlying ordinary shares (the Purchase Price), subject to the right to repurchase all or part of such Depositary Receipts at the lower of the Purchase Price and the fair value of the ordinary shares during the four year vesting period if the participant ceases to perform services to the Company. The Company has the right to repurchase 100%

of the Restricted Shares awarded, and this right to repurchase shares will be reduced based on the following schedule: (a) 25% on a date of the year following the vesting commencement date no later than the anniversary of the grant, and (b) the remaining 75% in 36 equal monthly installments over a three year period following the first anniversary of the first vesting date.

	2014		2013		2012
	Average exercise price in € per share	Shares	Average exercise price in € per share	Shares	Average exercise price in € per share	Shares
At 1 January	0.01	204,750	0.01	204,750	0.01	89,750
Granted	-	-	-	-	0.01	115,000
At 31 December	0.01	204,750	0.01	204,750	0.01	204,750

During 2014 and 2013, the Company issued nil Restricted Shares (2012: 115,000). Restricted shares have a vesting period up to 4 years. The fair value of the Restricted Shares granted in 2012 of €0.70 was measured based on the estimated fair value of the ordinary shares at the moment of purchase, which amounted to €0.70 in line with the valuations of the ordinary shares. The Company is not in a financial position to pay dividends in the foreseeable future. Therefore dividend payments have not been considered in the valuation of the restricted share awards.

Following the public offer of BioMarin of 100% of the Company’s outstanding stock, all granted options and share-based payments would automatically vest at the date of the transaction. On January 15, 2015, BioMarin announced that the transaction was completed and subsequently all share awards fully vested. At December 31, 2014, the Company revised its estimate of the number of equity instruments that are expected to vest and accelerated the vesting period in light of the transaction with BioMarin. The share-based payment expense related to the Restricted Shares amount to €62 thousand in 2014, €57 thousand in 2013 and €18 thousand in 2012, which is included in the total share-based payment expense for the year disclosed (note 24).

On October 10, 2013 the Board of the Foundation resolved to terminate the administration of the ordinary shares and to transfer the ordinary shares to the respective Depository Receipt holder. After the completion of the transfers, the Foundation was dissolved. Going forward participants will receive ordinary shares upon the exercise or award or vesting of a non-cash-settled award under the plans instead of Depository Receipts.

17. Trade and other payables

€('000)

	December 31,
	2014	2013
Trade payables	4,500	1,910
Holiday payments and holiday rights	539	457
Social security and wage tax	345	246
Other current liabilities	17,526	2,537
Total trade and other current payables	22,910	5,150
Other non-current liabilities	677	-
Total trade and other payables	23,587	5,150

Other liabilities

Other liabilities mainly consist of accruals for services provided by vendors and accrued professional services related to the BioMarin acquisition not yet billed and miscellaneous liabilities. The portion of other payables expected to be settled after one year has been classified as other non-current liabilities and it relates to expenses related to the BioMarin acquisition.

Royalties LUMC

In 2008 Prosensa and Leiden Universitair Medisch Centrum (LUMC) extended and amended a research and license agreement with respect to commercialization of therapeutic products based on LUMC intellectual property rights and the joint technologies. Under this agreement the Company is obliged to make milestone payments upon the occurrence of events with respect to each subfield in which the Company pursues a drug indication using the LUMC patent rights, including commencing the first toxicity study, successfully completing the first Phase I study, filing for regulatory approval and satisfying certain sales thresholds. The aggregate milestone payments could total approximately €1.4 million if the Company achieves such milestones in relation to an initial orphan drug indication. If the Company achieves such milestones in relation to a non-orphan drug indication, the aggregate milestone payments could total €5.5 million. The Company may also be obligated to pay LUMC additional milestone payments of €1.25 million per product in relation to products approved for additional orphan drug indications. In addition, the Company is obligated to pay LUMC a mid-single digit percentage royalty on net sales on a country-by-country basis if and when any of the Company’s products is brought to market. If the Company sublicenses its rights under the LUMC agreement to a third party, the Company is obligated to pay LUMC a tiered royalty percentage (ranging from the low-to-mid-twenties) on the net licensing income and a low single-digit percentage royalty on the net sales generated by the sublicensee.

In relation to this agreement as of December 31, 2014 and 2013 no amounts were outstanding.

18. Borrowings

€ (‘000)	December 31,
	2014	2013
Non-current
Bank borrowings	-	300
Other loans	6,722	7,330
Total non-current	6,722	7,630
Current
Bank borrowings	-	100
Other loans	42,652	-
Finance lease liabilities	-	91
Total current	42,652	191
Total	49,374	7,821

Bank borrowings

In 2006 the Company received a bank loan of €900 thousand from ABN Amro N.V. The loan bears interest equal to Euribor plus 1.75% per year. The Company fully repaid the amount outstanding per December 31, 2013 of €400 thousand in 2014.

Other loans

As part of the Asset Purchase Agreement dated February 12, 2015, the Assets and Liabilities of the Company, including the loans described below, were transferred and the Company would be indemnified and hold harmless for any liability that could not be transferred.

On August 11, 2014 the Company entered into an agreement to sell unsecured convertible notes to an affiliate of CureDuchenne, a non-profit organization. A note with a principal amount of €500 thousand was outstanding as of December 31, 2014. The note must be repaid on the earliest to occur of a change in control, twelve months from when the Company obtains regulatory approval of its first product candidate and June 30, 2019. CureDuchenne had the option, under specified conditions, to convert the notes prior to maturity into the Company’s ordinary shares with a maximum value of the notes’ principal and accumulated interest at a conversion price based on the Company’s share price at the time of conversion including a discount. CureDuchenne did not convert the outstanding note.

The conversion option of the notes has been bifurcated and accounted for as a financial liability measured at fair value through profit and loss. The fair value of the embedded derivative is nil as of December 31, 2014.

On November 26, 2014 the Company entered into a convertible promissory note (the Note) to BioMarin Falcons B.V. for a principal amount of €40,355,125. The Note accrues interest at 6%. If prior to November 26, 2017, the Purchase Agreement with BioMarin terminates, the entire principal and accrued interest balance then outstanding would automatically be converted into 4,395,914 ordinary shares of the Company. The values of the liability component and the equity conversion component were determined at issuance of Note. The Note recognized in the balance sheet is calculated as follows:

€ (‘000)	2014
Face value of the Note issued on November 26, 2014	40,355
Equity component (note 15)	(311)
Liability component on initial recognition at November 26, 2014	40,044
Interest expense (note 26)	450
Liability component at December 31, 2014	40,494

The effect of a 1% increase in the probability assigned to the conversion would increase the fair value of the conversion feature by approximately €300 thousand. The effect of a 100 basis points increase in the estimated market interest rate would have an immaterial effect in the fair value of the liability component as of December 31, 2014.

The Company has obtained other loans from various governmental and non-profit groups. To encourage research and development the Company obtained certain loans that generally bear an interest rate below the market interest rate, considered by the Company to be 12% over the last years. The difference between fair value and the notional amount at inception is treated as a donation received for certain research performed by the Company. These borrowings were initially recognized at fair value at inception with the difference between the fair value and the notional amount recognized as other income in the statement of comprehensive income.

There is no exposure for the Company’s other borrowings to interest rate changes and contractual repricing. Interest rates are fixed until maturity. The fair values of the non-current borrowings approximate their carrying values. The fair value of current borrowings equals their carrying amount, as the impact of discounting is deemed immaterial. The carrying amounts of the Company’s borrowings are mostly denominated in Euros.

The key features of the other loans are described below.

a) Villa Joep

The principal amount of the loan is €65 thousand and was received on October 10, 2005. The loan bears a below market interest rate. No fixed redemption scheme was agreed on. The loan is not secured. The loan was repaid in the three months period ended March 31, 2015.

b) Association Française contre les Myopathies

On December 22, 2005 a loan of €70 thousand was granted. In 2006 an additional loan amount of €70 thousand was received. The loans shall be repaid with fixed terms when the Company obtains regulatory approval to bring the first product candidate to the market. The loans are interest free and are not secured.

In 2012 the Company received from Association Française contre les Myopathies €3.0 million related to a funding agreement for research and development in two separate installments on April 12, 2012 and December 21, 2012. In 2013 the Company received another installment of €250 thousand. The loans shall be repaid with fixed terms when the Company meets a revenue target on the product candidates PRO044, PRO045 and PRO053. The loan was transferred to BioMarin in the three months period ended March 31, 2015.

c) Stichting Duchenne Parents Project

This loan of €500 thousand was received in two tranches, €300 thousand on July 14, 2006 and €200 thousand on October 10, 2006. No fixed redemption scheme was agreed on. The loan is not secured. The loan was repaid in the three months period ended March 31, 2015.

d) Aktion Benni & Co

On May 9, 2006 a loan of €100 thousand was granted that was received in two tranches in 2006. In 2008 an additional amount of €63 thousand was received. No interest is charged and no fixed redemption scheme was agreed. The loan shall be repaid after the Company obtains regulatory approval to bring the first product candidate to the market. The loan is not secured. The loan was repaid in the three months period ended March 31, 2015.

e) Cure Duchenne

The (subordinated) loan of €250 thousand was received on December 22, 2006 and bears a below market interest rate. No fixed redemption scheme was agreed. The loan as well as an additional payment of €250 thousand shall be repaid with fixed terms after the Company obtains regulatory approval to bring the first product candidate to the market. The loan is not secured. The loan was transferred to BioMarin in the three months period ended March 31, 2015.

f) Agentschap NL

The Company received loan installments from Agentschap NL for a total amount of €840 thousand which bears an interest rate of 9.5% per annum. In 2014, 2013 and 2012 the Company received €100, €99, and €165 thousand respectively. The granted loan is an innovation credit facility (Innovatiekrediet) of the Dutch Ministry of Economic Affairs. The Company has pledged the part of its materials and immaterial fixed assets that directly relate to the project funded by the loan granted. In January 2015, the Company repaid the outstanding amount in full.

g) Everest International Pte Ltd

On September 27, 2012 the Company received from Everest International Pte Ltd €300 thousand as an installment of a €1.0 million funding agreement for research and development. No fixed redemption scheme was agreed on. The loan shall be repaid with fixed terms when preclinical product candidates meet commercial milestones. The loan is not secured.

On April 19, 2013 and August 2, 2013 the Company received respectively €150 thousand and €52 thousand from Everest International Pte Ltd as installments of a €1.0 million funding agreement for research and development at a below market interest rate.

h) Charley’s Fund

In 2012 the Company received from Charley’s Fund $500 thousand (€387 thousand) as installment of a $1.5 million funding agreement for research and development which bears an interest rate that approximates the market interest rate. No fixed redemption scheme was agreed on. The loan shall be repaid in installments with fixed terms when certain clinical and regulatory milestones are met. The loan is not secured.

i) Duchenne Children’s Trust

On May 15, 2013 the Company received €500 thousand from the Duchenne Children’s Trust as installment of a €1.5 million funding agreement for research and development which bears an interest rate that approximates the market interest rate. No fixed redemption scheme was agreed on. The loan shall be repaid in installments with fixed terms when certain clinical and regulatory milestones are met. The loan is not secured.

Finance lease liabilities

Finance lease liabilities are effectively secured as the rights to the leased asset revert to the lessor in the event of default. The carrying amount corresponds to the fair value as terms of the contracts were agreed at arm’s length and market conditions for such contracts have not changed since. The interest rate imposed by the lessor for all finance lease liabilities is 8% per annum. The Company repaid all finance lease liabilities during the year ended December 31, 2014.

€ (‘000)	December 31,
	2014	2013
Gross finance lease liabilities - minimum lease payments
No later than 1 year	-	98
Later than 1 year and no later than 5 years	-	-
Later than 5 years	-	-
	-	98
Future finance charges on finance leases	-	7
Total	-	91

Present value of finance lease liabilities
The present value of finance lease liabilities is as follows:
No later than 1 year	-	91
Later than 1 year and no later than 5 years	-	-
Later than 5 years	-	-
Total	-	91

19. Revenue and deferred revenue

Until the termination of the GSK agreement, revenues have consisted principally of license revenue and collaboration revenue. The group generated both license revenue and collaboration revenue under the GSK Agreement.

License revenue

From October 2009 to January 2014, the Company operated under an exclusive worldwide collaboration with GSK for the development and commercialization of RNA-based therapeutics for DMD, with GSK exclusively licensing worldwide rights to develop and commercialize drisapersen and obtaining an option to exclusively license PRO044 and other specified assets in the Company’s DMD portfolio. Under the research and collaboration agreement, GSK paid the Company a total of £41.5 million (€47.4 million) in upfront and milestone payments. Under the research and collaboration agreement, GSK was responsible for all costs of clinical development of drisapersen.

On January 12, 2014, the research and collaboration agreement was mutually terminated pursuant to a termination agreement, which terminated all intellectual property license grants as well as any rights arising under the research and collaboration agreement (other than rights to payments that accrued prior to termination of the collaboration). In addition, the termination agreement required GSK to transfer to the Company certain data and know-how, inventory, regulatory filings, clinical trial sponsorships, clinical study reports and material agreements relating to the development of the Company’s products.

Going forward, the Company will be solely responsible for the cost of developing and commercializing drisapersen and its other product candidates, which may have significant financial and operational implications.

The agreement to terminate the research and collaboration agreement released the Company from any performance obligations under the upfront payments already received from GSK. As a result, during 2014, the Company recognized €14.5 million deferred license income. The release from any performance obligations also resulted in recognition of €0.2 million revenue related to other services delivered under the research and collaboration agreement with GSK.

The Company recorded license revenue as follows:

€ (‘000)	Proceeds	Revenue			Deferred License Revenue
		Year ended December 31,			As of December 31,
Type of payment		2014	2013	2012	2014	2013	2012
Initial upfront payment	17,177	2,576	3,435	3,435	-	2,576	6,011
Other upfront payments	24,050	5,686	2,191	2,291	-	5,686	7,877
Conditional license payments	6,213	6,213	-	-	-	6,213	6,213
Total	47,440	14,475	5,626	5,726	-	14,475	20,101

Collaboration revenue

Collaboration revenue from contracts, typically from delivering research and development services, which may or may not be related to the licensing agreement, is recognized on the basis of labor hours delivered at the contractual full time employee rates. During 2014, collaboration revenue was minimal due to the termination of the research and collaboration agreement (2013: €3.3 million; 2012: €2.1 million).

20. Other income

Other income for the year ended December 31, 2014 amounts to €741 thousand (2013: €560 thousand; 2012: €174 thousand). The Company is part of two pan-European consortia, each of which has been awarded a Framework Programme 7 (“FP7”) research grant of €6 million from the European Commission to support respectively ongoing clinical study PRO045 and the development of imaging biomarkers for Duchenne muscular dystrophy (DMD). Grant proceeds are deferred for an amount €502 thousand as of December 31, 2014 (2013: €218 thousand) and recognized in other income based on the percentage of completion method for an amount of €715 thousand in the year ended December 31, 2014 (2013: €485 thousand).

To encourage research and development the Company obtained certain loans that generally bear interest at a rate below the market interest rate, considered by the company to be 12% over the last five years. The difference between fair value and the notional amount at inception is treated as a donation received for certain research performed by the Company. As of December 31, 2014, an amount of €93 thousand (2013: €104 thousand) is deferred and will be recognized in other income over the periods during which expenses are incurred.

21. Cost of license revenue

No LUMC fees were expensed during the years 2014, 2013 and 2012.

22. Research and development expense

€ (‘000)	Year ended December 31,
	2014	2013	2012
Employee benefit expense (note 24)	6,173	5,467	4,507
Pre-clinical expenses	1,167	1,748	1,439
Drug manufacturing and substance	5,899	3,106	2,159
Laboratory and office expenses	2,214	619	597
Legal and consulting	3,233	1,592	1,204
Clinical expenses	5,932	2,333	1,721
IP maintenance fees	3,359	1,320	773
Depreciation and amortization (note 6 and 7)	1,044	961	896
Other operating expenses	2,969	1,314	1,097
Total research and development expense	31,990	18,460	14,393

As of December 31, 2014 the Company valued finished goods of GMP materials to supply clinical centers at nil (2013: nil) due to the uncertainty that future economic benefit will flow to the Company from the use of the inventories and recognized the expenses in Research and development expense.

23. General and administrative expense

	Year ended December 31,
€ (‘000)	2014	2013	2012
Employee benefit expense (note 24)	9,026	3,163	2,191
Audit and consulting fees	11,068	2,219	462
Legal costs	3,869	1,013	340
Depreciation and amortization (note 6 and 7)	247	243	269
Facilities, communication & office expenses	713	517	357
Other operating expenses	974	579	404
Total general and administrative expense	25,897	7,734	4,023

General and administrative expense as of December 31, 2014 mainly consist of professional services related to the BioMarin acquisition.

24. Employee benefit expense

€ (s‘000)	Year ended December 31,
	2014	2013	2012
Wages and salaries	10,362	6,446	5,365
Social security costs	795	704	771
Share options granted to directors and employees	3,543	1,067	180
Pension costs - defined contribution plans	499	413	382
Total	15,199	8,630	6,698

The average number of employees during the years 2014, 2013 and 2012 was as follows:

	Year ended December 31,
	2014	2013	2012
Number of employees	92	89	82

25. Other (losses)/gains-net

€ (‘000)	Year ended December 31,
	2014	2013	2012
Other (losses)/gains-net
- Foreign exchange (losses)/gains	(23)	143	94
- Other gains / (losses)	-	(31)	(45)
Total other (losses)/gains - net	(23)	112	49

Foreign exchange gains relate largely to transactions with GSK denominated in British pounds.

26. Finance (costs)/income - net

€ (‘000)	Year ended December 31,
	2014	2013	2012
Finance cost:
Bank borrowings	(18)	(38)	(26)
Other loans	(1,462)	(620)	(310)
Finance lease liabilities	-	(16)	(31)
Fair value adjustment of long-term liabilities	-	-	28
Fair value adjustment of derivative instrument	-	18	-
Bank charges	(13)	(9)	(9)
Finance costs	(1,493)	(665)	(348)
Finance income:
Interest income on short-term bank deposits	673	656	726
Currency effect cash and cash equivalents	86	(11)	70
Fair value adjustment of financial liabilities	65	-	-
Finance income	824	645	796
Total finance (costs)/income - net	(669)	(20)	448

27. Income tax expense

No tax charge or income has been recognized in the years 2014, 2013 and 2012 since the Company is in a loss-making position and has a history of losses. Thus, no deferred tax asset has been recognized for carry-forward losses (note 4.2).

The Company has tax loss carry-forwards of approximately €112.4 million. An amount of €4.1 million relates to the pre-fiscal unity of the Prosensa Holding N.V. in liquidatie. As a result of the Dutch income tax law, tax loss carry-forwards are subject to a time limitation of nine years. Tax loss carry-forwards incurred in prior years will expire as follows:

Fiscal year	Expiration year	Tax losses
2006	2015	1,149
2007	2016	2,904
2008	2017	3,418
2009	2018	11,827
2010	2019	407
2011	2020	10,797
2012	2021	11,399
2013	2022	26,256
2014 (estimate)	2023	44,292
Total tax loss carry - forward		112,449

Deferred income tax assets are recognized for tax losses and other temporary differences to the extent that the realization of the related tax benefit through future taxable profits is probable. Deferred tax assets and liabilities are offset if they pertain to future tax effects for the same taxable entity towards the same taxation authority.

No income taxes were paid and no deferred income tax was expensed or recognized through the income statement in the years ended December 31, 2014, 2013 and 2012. Losses are attributable to operations in the Netherlands.

As the Company’s temporary differences between tax gains / losses and current gains / losses, if any, are deemed immaterial and their realization is uncertain the Company refrains from further disclosures.

In order to promote innovative technology development activities and investments in new technologies, a corporate income tax incentive has been introduced in Dutch tax law called the Innovations Box. For the qualifying profits, the Company effectively owes only 5% income tax, should available tax losses carried forward have been utilized, instead of the general tax rate of 25% which results in an estimated effective tax rate of 10%. The agreement with the tax authorities is currently signed for the years 2011 - 2015 and is expected to be extended.

28. Loss per share

Basic

Basic loss per share is calculated by dividing the loss attributable to equity holders of the Company by the weighted average number of ordinary and preferred shares in issue during the year.

	Year ended December 31,
	2014	2013	2012
Loss attributable to equity holders of the company in € (‘000)	(43,083)	(16,604)	(9,892)
Weighted average number of Common and Preference shares in issue	36,030,288	32,424,025	26,574,570

Diluted

Diluted loss per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. Due to the fact that the Company is loss making all potential ordinary shares had an antidilutive effect, if converted, and thus have been excluded from the computation of loss per share.

	Year ended December 31,
	2014	2013	2012
Share options	2,507,191	2,137,943	1,535,973
Assumed conversion of convertible debt	429,855	-	-
Antidilutive potential shares excluded from the calculation of loss per share	2,937,046	2,137,943	1,535,973

29. Dividends per share

The Company did not declare dividends for the years ended December 31, 2014, 2013 and 2012.

30. Commitments

Operating lease commitments-Company as lessee

The Company leases office space, laboratory space and office equipment under non-cancellable operating lease agreements. The lease term is between 1 and 5 years.

The lease expenditure charged to the income statement during the year amounted to €841 thousand (2013: €774 thousand; 2012: €751 thousand). The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

€ (‘000)	December 31,
	2014	2013	2012
No later than 1 year	868	798	773
Later than 1 year and no later than 5 years	595	1,315	2,100
Later than 5 years	-	-	-
Total	1,463	2,113	2,873

Research & Development purchase commitments

R&D purchase commitments mainly consist of clinical supply manufacturing contracts. As of December 31, 2014, our R&D purchase commitments amounted €1,280 thousand and are expected to be settled within 12 months.

In the normal course of business, the Company enters into contracts with CROs for the clinical trials and with vendors and institutions for safety and research studies, research supplies and other services and products for operating purposes. These contracts generally provide for termination on notice and the amounts are included as R&D expenses as services are provided.

Guarantees

As per December 31, 2014 the Company had received a total amount of €840 thousand from Agentschap NL for a loan granted under an innovation credit facility (Innovatiekrediet); the loan bears an interest rate of 9.5% per annum. The Company has pledged the part of its tangible and intangible fixed assets that directly relate to the project funded by the loan granted. The loan plus accrued interest was fully repaid in January 2015 and the pledge has been released in full.

31. Related-party transactions

The Supervisory Board members were paid €4 thousand during the years ended December 31, 2014 and 2013 and €7 thousand during the year ended December 31, 2012 for consulting services. The services were rendered at arm’s length.

Management Board and Supervisory Board compensation

In 2014, 2013 and 2012 the Management Board was paid a total of €1.4 million, €1.0 million and €1.6 million, respectively, in salaries, short term benefits and bonuses. In 2014, 2013 and 2012, €2,364 thousand, €764 thousand and €160 thousand, respectively, was expensed for share-based payment awards. Contributions to post employment schemes amounted to €202 thousand, €159 thousand and €161 thousand during the years ended December 31, 2014, 2013 and 2012, respectively. No termination benefits or other long term benefits were paid. The Management Board held 1,939 thousand, 1,559 thousand and 1,759 thousand stock options as of December 31, 2014, 2013 and 2012, respectively. In addition, the Management Board held 149 thousand restricted shares and 481 thousand ordinary shares as of December 31, 2014.

On December 5, 2012 the Management Board was granted 1.0 million stock options that vest subject to a liquidity event and continued employment. As of December 31, 2012 the requirements to vest were deemed not probable under an IPO Scenario, and de minimums under a change of control scenario, and therefore no expenses were recognized in the income statement. Following our initial public offering, the number of options eligible to vest automatically reduced from 1.0 million to 800,000.

Selected members of the Supervisory Board were paid in total an amount of €93 thousand during the year ended December 31, 2014 and €34 thousand and €50 thousand during the years ended December 31, 2013 and 2012 respectively.

At the annual general meeting of shareholders on June 14, 2013 the shareholders approved, conditional upon the completion of the IPO, an individual annual grant of 10,000 options to members of the Supervisory Board. In 2014, members of the Supervisory Board were granted 120,000 Options with exercise price between $6.2 and $10.8 (2013: 160,000 Options with an exercise price of $19.25; 2012: 15,000 Restricted Shares and 11,250 Options with an exercise price of €0.01).

Expenses of €818 thousand related to the granted options to members of the Supervisory Board were recognized during the period ended December 31, 2014. The Options and Restricted Shares were granted under the Company’s share based compensation plan (note 16).

No loans, advances and guarantees were made to the Management Board and Supervisory Board members as of December 31, 2014, 2013 and 2012.

32. Auditor fees

The auditors PricewaterhouseCoopers Accountants N.V. have performed the following services for the Company:

€ (‘000)	Year ended December 31,
	2014	2013	2012
Audit fees	444	123	36
Audit-Related fees	221	755	-
Tax Fees	-	-	-
All Other Fees	-	-	-
Total	665	878	36

33. Contingent Liabilities

In July 2014, the Company and certain of its managing directors and supervisory directors were named as defendants in Singh v. Schikan et al., a purported class action lawsuit filed in the U.S. District Court for the Southern District of New York. The complaint asserts claims under the federal securities laws on behalf of a professed class consisting of all those who purchased the Company’s ordinary shares pursuant and/or traceable to the registration statement used in connection with the Company’s IPO. The complaint alleges that the Company omitted and/or misstated certain facts in the registration statement concerning the Phase III trial of drisapersen that, as announced on September 20, 2013, did not meet its primary endpoint. The litigation is in its earliest stages, and the Company and the individual defendants intend to defend the action vigorously. The Company is not able at present to reasonably estimate potential losses, if any, in connection with the litigation, but an adverse resolution could have a material adverse effect on the Company’s financial position, results of operations and cash flows.

34. Events after the balance sheet date

On December 12, 2014, BioMarin commenced a tender offer to acquire all of the ordinary shares of the Company in an all cash transaction for $17.75 per share for an upfront purchase price of approximately $680 million. In addition, for each share purchased, BioMarin issued one non-transferable contingent value right, which represents the contractual right to receive a cash payment of up to $4.14 per share, or approximately $160 million, upon the achievement of certain product approval milestones.

On January 15, 2015, BioMarin closed the initial offering period relating to the tender offer, purchased 93.4% of the Company shares and immediately launched a subsequent offering period that expired on January 29, 2015. As of the expiration of the subsequent offering period, BioMarin paid approximately $659.3 million for approximately 35.0 million shares, representing approximately 96.8% of all of the outstanding shares of Company and options that vested pursuant to the definitive purchase agreement. On February 12, 2015, BioMarin completed the asset transfer and paid an additional $20.8 million to the remaining shareholders of the Company. Effective February 12, 2015, the Company is in liquidation under Dutch law.

As a part of above asset transfer of February 12, 2015, the Company transferred the carrying value of the liability towards BioMarin Falcons B.V. (€40.5 million as per December 31, 2014; refer to note 18) plus accrued interest for 2015 until the transfer date, back to BioMarin Falcons B.V.

In view of the acquisition of the Company by BioMarin as referred to above, a selected number of borrowings as discussed in note 18 have been repaid by the Company or BioMarin in 2015; the total of repaid borrowings until the date of these financial statements amounted to €2.7 million, which approximates their carrying value at year end 2014 plus the accrued interest until payment in 2015. The repaid loans include the innovation credit facility (Innovatiekrediet), for which €840 thousand was received from Agentschap NL; the Company had pledged a part of its material and immaterial fixed assets that directly related to the project funded by this loan and this pledge was fully released following the repayment.